EX 5.1.1
[LETTERHEAD OF ALCATEL]
November 14, 2006
Alcatel
54, rue La Boetie
75008 Paris, France

Re :	Alcatel Registration Statement on Form F-3
Ladies and Gentlemen:
     I am the General Counsel to Alcatel, a societe anonyme, organized under the laws of the Republic of France (“Alcatel”). In that capacity, I have acted as French counsel to Alcatel in connection with the proposed issuance of Alcatel’s guaranty (the “Guaranty”) of the 2 3/4% Series A Convertible Senior Debentures due 2023 (the “Series A Debentures”) and the 2 3/4% Series B Convertible Senior Debentures due 2025 (the “Series B Debentures,” together with the Series A Debentures, the “Debentures”) of Lucent Technologies Inc., a Delaware corporation (“Lucent”), to be registered pursuant to a Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Debentures were issued pursuant to an indenture, dated June 4, 2003, between Lucent and The Bank of New York, as trustee and the first supplemental indenture, dated June 4, 2003, between Lucent and The Bank of New York, as trustee.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In furnishing this opinion, I or lawyers under my supervision have examined the Registration Statement and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinions expressed herein. In this examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to the facts, material to the opinions expressed herein that I did not independently establish or verify I have relief upon statements and representations of officers and other representatives of Alcatel and others and of public officials.

     Based upon the foregoing and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that:
1.	Alcatel is a societe anonyme, duly organized, validly existing and in good standing under the laws of the Republic of France; and

2.	All necessary corporate action on the part of Alcatel, has been taken to authorize and approve the execution and delivery by Alcatel of the Guaranty and the performance by Alcatel of its obligations thereunder.
     I do not express any opinion as to the laws of any jurisdiction other than the laws of the Republic of France, and I do not express any opinion as to the effect of any other laws on the opinions expressed herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.
     I am furnishing this letter to you solely for your benefit in connection with the proposed issuance of the Guaranty, in the United States pursuant to the registration requirements of the Act. Proskauer Rose LLP is entitled to rely upon this opinion as though it had been addressed to them.
     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters,” which is part of the Registration Statement. By giving my consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations issued thereunder.
Very truly yours,
/s/ Pascal Durand-Barthez